As filed with the Securities and Exchange Commission on September 23, 1996
                                                    Registration No. 333-06969

===============================================================================





                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                         PRE EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                ---------------
                          Aames Financial Corporation
            (Exact name of Registrant as specified in its charter)

           DELAWARE                                      95-4340340
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

      3731 WILSHIRE BOULEVARD, 10TH FLOOR, LOS ANGELES, CALIFORNIA  90010
                                (213) 351-6100

              (Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive offices)

                            BARBARA S. POLSKY, ESQ.
                          AAMES FINANCIAL CORPORATION
                      3731 WILSHIRE BOULEVARD, 10TH FLOOR
                        LOS ANGELES, CALIFORNIA  90010
                                (213) 351-6100
           (Name, address, including ZIP code, and telephone number,
                  including area code, of agent for service)
                           ------------------------
                                  Copies to:

C.N. FRANKLIN REDDICK III, ESQ.                  DAVID J. JOHNSON, JR., ESQ.
TROOP MEISINGER STEUBER & PASICH                   DANIEL F. PASSAGE, ESQ.
   10940 WILSHIRE BOULEVARD                        ANDREWS & KURTH, L.L.P.
 LOS ANGELES, CALIFORNIA 90024                     601 S. FIGUEROA STREET
        (310) 824-7000                          LOS ANGELES, CALIFORNIA 90017
                                                       (213) 896-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

                                   PROSPECTUS


                                  $48,250,000
                          AAMES FINANCIAL CORPORATION
                  5 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                              DUE MARCH 15, 2006
                 (INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15)
                                      AND
                       1,723,215 SHARES OF COMMON STOCK

                                ---------------


     This Prospectus relates to the public offering by the Selling Security Holders (see "Selling Security Holders") of up to $48,250,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due March 15, 2006 (the "Debentures") of Aames Financial Corporation, a Delaware corporation (the "Company"), and the shares of common stock, par value $0.001 per share, of the Company (the "Common Stock" and, together with the Debentures, the "Securities") that are issuable upon conversion of the Debentures. The Debentures are convertible into a maximum of 1,723,215 shares of Common Stock at a conversion price of $28.00 per share, subject to adjustment in certain circumstances, at any time prior to redemption or maturity. See "Description of the Debentures." The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "AAM." The last reported sales price of the Common Stock on the NYSE on September 17, 1996 was $56.00 per share. See "Description of Capital Stock."


     Interest on the Debentures is payable semi-annually in arrears on each of March 15 and September 15, commencing September 15, 1996, and the Debentures will mature on March 15, 2006, unless previously redeemed. See "Description of the Debentures."

     The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In the event of a Change of Control (as defined herein), each holder of the Debentures will have the right to cause the Company to repurchase the Debentures, in whole but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. See "Description of the Debentures-Redemption" and "-Change of Control."

     The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at June 30, 1996 was approximately $34.1 million. See "Description of the Debentures."

     The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the offering price of the Securities sold, less applicable agents' commissions and underwriters' discounts, if any. The Company will pay all expenses incident to the preparation and filing of a registration statement for the Securities under federal securities laws. The Selling Security Holders may sell the Securities from time to time on terms to be determined at the time of sale, either directly or through agents designated from time to time or dealers or underwriters designated from time to time. To the extent required, the principal amount of Debentures or the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Security Holder and each agent, dealer and underwriter, if any, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

                               ----------------

     There is no public market for the Debentures prior to the offering hereby.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

                                ---------------

               The date of this Prospectus is September 25, 1996

                                ---------------





     THE DEBENTURES AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION REVIEWED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FOR NEW HAMPSHIRE RESIDENTS: NEITHER THE FACT THAT A REGISTRATION STATE-MENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COM-PLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Company's Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference into this
Prospectus:


     (1) the Company's Report on Form 10-K for the fiscal year ended June 30, 1996; and

     (2) the Company's Current Reports on Form 8-K dated July 10, 1996, August 7, 1996, August 13, 1996 and September 12, 1996.




     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to the Company's Secretary at 3731 Wilshire Boulevard, 10th Floor, Los Angeles, California 90010, or made by telephone at (213) 351-6100.

                                   THE COMPANY

         Aames Financial Corporation (the "Company"), founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates and purchases a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

         The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop Mortgage, Inc. ("One Stop"), which further diversified the Company's production channels to include the originations and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases.

         Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in the years ended June 30, 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

         The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in house all loans originated or purchased by it regardless of the state in which the mortgaged property is located.

     The Company is a Delaware corporation with the principal executive offices located at 3731 Wilshire Boulevard, 10th floor, Los Angeles, California 90010, telephone number (213) 351-6100.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered before making an investment in the securities offered hereby.

SUBORDINATION; ABILITY TO SERVICE DEBT

     The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness and are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. Neither the Indenture nor the Debentures limit the ability of the Company to incur additional Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At June 30, 1996, Senior Indebtedness of the Company and indebtedness of its subsidiaries aggregated $34.1 million. The Indenture and the Debentures do not contain any financial covenants or similar restrictions respecting the Company or its subsidiaries and, therefore, the holders of the Debentures have no protection (other than rights upon Events of Default as described in "Description of the Debentures") from adverse changes in the Company's financial condition. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness had been paid in full. The Debentures rank PARI PASSU with other unsecured subordinated obligations of the Company.

     The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of the federal or state governments and contractual provisions. Neither the Indenture nor the Debentures limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary upon liquidation of the subsidiary (and thus the ability of holders of the Debentures to benefit indirectly from such assets) are generally subject to the prior claims of creditors of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interests of other creditors of such subsidiary. Therefore, the Debentures are effectively subordinated to creditors of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have claims.

     After giving pro forma effect to the acquisition by the Company of One Stop (see "--Recent Acquisition of One Stop") as if it had occurred on July 1, 1995, the Company would have had net income of $139 million and, on a pro forma basis, the ratio of earnings to its fixed charges for fiscal 1996 would have been 5.23:1. However, this ratio is not necessarily indicative of the adequacy of the Company's cash flow from operating activities to cover fixed charges because loans originated by One Step in the aggregate amount of $320 million were not scrutinized during the period and net income consists largely of excess servicing which is a non-cash items. Further, on September 16, 1996, the Company filed with the Commission a Registration Statement on Form S-3 relating to the offering of up to $300 million of its unsecured debt securities, which may be issued from time to time in one or more series, and Common Stock. Although the Company believes that cash available from operations and financing activities will be sufficient to enable it to make required interest payments on the Debentures and its other debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Debentures could be materially adversely affected.

NEGATIVE CASH FLOWS AND CAPITAL NEEDS

     In a securitization, the Company recognizes a gain on sale of the loans securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the excess servicing, which in general is payable over the actual life of the loans securitized. The Company incurs significant expense in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for fiscal 1994, 1995 and 1996 was $13.9 million, $43.4 million and $122 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations. The Company expects to continue to operate on a negative cash flow basis as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary cash requirements include the funding of: (i) mortgage loan originations and purchases pending their securitization and sale; (ii) fees and expenses incurred in connection with the securitization of loans; (iii) reserve account or overcollateralization requirements in connection with the securitization and sale of the loans; (iv) tax payments due on recognition of excess servicing gain; (v) ongoing administrative and other operating expenses; and (vi) interest and principal payments under the Company's warehouse credit facilities and other existing indebtedness.

     The Company's primary sources of liquidity in the future are expected to be existing cash, fundings under its warehouse and other credit facilities, sales of mortgage loans through securitization, and further issuances of debt or equity.

     The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements through at least the second quarter of fiscal 1997 if the Company's future operations are consistent with management's current growth expectations. However, because the Company expects to continue to operate on a negative cash flow basis for the foreseeable future, it anticipates that it will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

     As a result of the limitations describe above, the Company may be restricted in the amount and type of future debt it may issue.

DELINQUENCIES; NEGATIVE IMPACT ON CASH FLOW; RIGHT TO TERMINATE NORMAL SERVICING

     A substantial majority of the Company's servicing portfolio consists of loans securitized by the Company and sold to REMIC trusts. Generally, the form of pooling and servicing agreement entered into in connection with these securitizations contains specified limits on the 90-day delinquency rate (including properties acquired upon foreclosure and not sold) prevailing on the loans included in each REMIC trust. If, at any measuring date, the 90-day delinquency rate with respect to any REMIC trust were to exceed the specified limit applicable to such trust, provisions of the pooling and servicing agreements permit the monoline insurance company to terminate the

Company's servicing rights to the pool as more fully described below. In addition, high delinquency rates have a negative impact on cash flow.

     At June 30, 1996, four of the Company's REMIC trusts (representing 23% of the dollar volume of the Company's servicing portfolio) exceeded the applicable 90-day delinquency standard. These four trusts were formed in the last quarter of calendar 1994 and each of the first three quarters of calendar 1995. At June 30, 1996, the 90-day delinquency rate on these four trusts ranged from 13.8% to 22.7%. The Company believes that the high delinquency rates it has experienced are primarily due to the higher proportion of lower credit grade loans ("C-" and "D" loans) originated and purchased by it compared to most other lenders to credit-impaired borrowers (which generally have a greater focus on A- through C loans). However, the Company believes its historical loan losses have been below those experienced by most other lenders to credit-impaired borrowers as a result of the higher combined loan-to-value ratios which it requires on its lower credit grade loans. At June 30, 1996, the initial combined loan-to-value ratio on loans in the four REMIC trusts was 64%.

     The Company has recently implemented a variety of measures designed to reduce delinquency rates on loans included in REMIC trusts to be formed by the Company in future periods, including the implementation of new procedures designed to shorten the time required to transfer servicing on loans purchased through the Company's wholesale correspondent program and the elimination of its loan program which has experienced the highest delinquency rates. In addition, as a result of the expansion of the Company's loan production capacity, including the acquisition of One Stop, the proportion of higher credit grade loans originated or purchased by the Company is increasing. The Company expects that the combined effect of these developments will have a positive impact on 90-day delinquency rates experienced in REMIC trusts formed by the Company in future periods, although average combined loan-to-value ratios are likely to increase. However, there can be no assurance that this will in fact occur. Further, delinquency rates and losses on the Company's existing REMIC trusts and future REMIC trusts could increase. The Company is also in discussions with a monoline insurance company regarding possible changes to the structure of future REMIC trusts that would result in delinquency standards that more accurately reflect the composition of the Company's business. Although the four REMIC trusts formed by the Company after September 1995 had delinquency rates at June 30, 1996 within expectations and below the applicable 90-day delinquency standard (which were raised to 13% with respect to the June 1996 REMIC trust), the loans included in these latter four trusts were originated or purchased prior to these developments and have been outstanding for a relatively short period of time and there can be no assurance that delinquency rates on these trusts will not increase in future periods.

     Under the form of pooling and servicing agreement entered into in connection with the Company's securitizations, the monoline insurance company insuring the senior interests in the related REMIC trust may terminate the Company's normal servicing rights if the 90-day delinquency rate exceeds the applicable specified limit. Although the monoline insurance company has the right to terminate servicing with respect to the four REMIC trusts referred to above, no servicing rights have been terminated. There can be no assurance that the Company's servicing rights with respect to the mortgage loans in such trusts, or any other trust which exceeds the specified limits in future periods, will not be terminated. The monoline insurance company has other rights to terminate servicing if the Company were to breach its obligations under the agreement, losses on foreclosure were to exceed specified limits, the insurance company were required to make payments under its policy or certain bankruptcy or insolvency events were to occur. None of these events have occurred with respect to any of the trusts formed by the Company.

     The Company's cash flow is also adversely impacted by high delinquency rates in REMIC trusts. Generally, provisions in the pooling and servicing agreement have the effect of requiring the overcollateralization account, which is funded primarily by the excess spread on the loans held in the trust, to be increased up to about twice the level otherwise required when the delinquency rates exceed the specified limit. As of June 30, 1996, the Company was required to maintain an additional $16.5 million in overcollateralization accounts as a result of the level of its delinquency rates above that which would have been required to be maintained if the applicable delinquency rates had been below the specified limit. Of this amount, at June 30, 1996, $12.5 million remains to be added to the overcollateralization accounts from future spread income on the loans held by these trusts.

     Delinquency and loss rates also affect the assumptions used by the Company in computing excess servicing gain and could affect the Company's ability to effect securitizations in the capital markets.

RISKS OF CONTRACTED SERVICING

     The Company currently contracts with subservicers for the servicing of all loans it originates or purchases which are secured by properties located in states other than Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. These subservicing arrangements accounted for approximately 27% of the Company's $1.25 billion servicing portfolio at June 30, 1996. The Company is subject to risks associated with inadequate or untimely service rendered by subservicers. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. Any failure by a subservicer to provide adequate or timely service could result in higher delinquency rates and foreclosure losses on the portfolio of loans. Although the Company intends to service all loans it originates or purchases commencing in calendar 1997 (regardless of the location of the mortgaged property) the Company does not currently intend to transfer the subservicing previously contracted and would be required to pay a termination fee if it were to decide to do so.

DEPENDENCE ON FUNDING SOURCES

     Dependence on Warehouse and Other Credit Facilities. The Company is dependent upon its access to warehouse and other credit facilities in order to fund new originations and purchases of mortgage loans pending securitization. The Company currently has warehouse and other credit facilities with certain financial institutions with aggregate commitment of $725 million. The Company's warehouse and other credit facilities expire between September 30, 1996 and February 1997. In addition, the Company's growth strategies will require significant increases in the amount of the Company's warehouse and other credit facilities. There can be no assurance that the Company will be able to secure such financing on affordable terms, or at all. The Company expects to be able to maintain existing warehouse and other credit facilities (or to obtain replacement or additional financing) as current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms. To the extent that the Company is unable to extend or replace existing facilities, and arrange new warehouse or other credit facilities, the Company may have to curtail loan origination and purchasing activities, which would have a material adverse effect on the Company's financial position and results of operations.

     Dependence on Securitization Program. The Company relies on its ability to securitize and sell its mortgage loans in the secondary market in order to generate cash proceeds for repayment of its warehouse facilities. Accordingly, adverse changes in the Company's securitization program or in the secondary mortgage market could impair the Company's ability to originate, purchase and sell mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial position and results of operations. In addition, in order to gain access to the secondary market, the Company has relied upon monoline insurance companies to provide financial guarantee insurance on the senior interests in loans sold in the secondary market in order to obtain ratings for such interests. To date, the Company has not structured a pool of loans for securitization and sale in the secondary market based solely on the internal credit enhancements of the pool of loans or the Company's credit. Any substantial reduction in the size or availability of the secondary market of the Company's loans, or the unwillingness of the monoline insurance companies to provide financial guarantee insurance for the senior interests in loans sold in the secondary market, or other accounting, tax or regulatory changes adversely affecting the Company's securitization program, could have a material adverse effect on the Company's financial position and results of operations.

CAPITALIZED EXCESS SERVICING RECEIVABLE; MORTGAGE SERVICING RIGHTS

     The majority of the Company's revenue is recognized as excess servicing gain, which represents the present value of the excess servicing, less transaction expenses, on mortgage loans sold servicing retained by the Company. The Company recognizes excess servicing gain in the fiscal year in which such loans are sold, although cash (representing the excess servicing and normal servicing fees) is received by the Company over the life of the loans.

Concurrent with recognizing excess servicing gain, the Company records an excess servicing receivable as an asset on its consolidated balance sheet.

     The amount of the excess servicing receivable is computed using prepayment, loss and discount rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. Because of changes in the markets in which the Company competes and the mix of loans included in any particular pool, the prepayment, default and interest rate assumptions applicable to the Company's pools may differ. Consequently, the performance of prior securitizations effected by the Company may not constitute an accurate predictor of future performance. In particular, the Company expects to realize a lower percentage of excess servicing gain on the sale of loans than was the case in prior securitizations completed by the Company as a result of changes in the composition of the Company's loan product mix and other factors. The Company is not aware of an active market for its excess servicing receivable. No assurance can be given that excess servicing receivable could in fact be sold or monetized at its stated value on the balance sheet, if at all.

     The Company's capitalized excess servicing receivable is amortized over the estimated remaining life of the underlying mortgage loans as an offset against the excess servicing component of servicing income actually received in connection with such loans. Although management of the Company believes that it has made reasonable estimates, on a pool-by-pool basis, of the excess servicing likely to be realized over the life of each pool, the rates of prepayment and loss assumptions utilized by the Company are estimated and actual experience may vary from these estimates. The Company reviews quarterly, on a pool-by-pool basis, its prepayment and loss assumptions in relation to then current pool performance and market conditions and, if necessary, would write down the remaining asset to the net present value of the revised estimated remaining future excess servicing receivable.

     An increase in losses from those initially assumed in valuing excess servicing could result in capitalized excess servicing amortization expense exceeding realized excess servicing, thereby adversely affecting the Company's servicing income and resulting in a reduction in cash flow and a charge to earnings in the period of adjustment. Likewise, if liquidations with respect to such mortgage loans were to occur sooner and/or with greater frequency than initially assumed, capitalized excess servicing amortization would occur more quickly than originally anticipated, which would have an adverse effect on servicing income in the period of such adjustment. The rates of foreclosures experienced by credit-impaired borrowers in certain economic conditions may exceed those experienced by other mortgage borrowers.

     In complying with SFAS No. 122, beginning in fiscal 1996, the Company records mortgage servicing rights as assets in the period of the Company's sale or securitization of the related mortgage loans, which include the Company's estimates of future servicing fees, prepayment fees and other ancillary income with respect to the underlying mortgage loan, whereas, under the prior standard, the Company recorded such amounts as received. This accounting method has resulted in and may, in future periods in which the Company originates or purchases mortgage loans the terms of which provide for significant prepayment penalties or other ancillary income, result in earlier recognition of excess servicing gain than did the Company's reporting under the prior standard. Furthermore, insofar as the Company's ability to originate or purchase mortgage loans with such terms may be adversely affected by federal or state regulations (see "--Government Regulation") or market conditions, the Company's revenue in future periods may be negatively affected. There can be no assurance as to the Company's ability in any future period to originate or purchase loans providing for the same prepayment penalties or other ancillary income to the servicer.

     In addition, SFAS No. 122 requires recognition of impairment of capitalized mortgage servicing rights, including the Company's excess servicing receivable, on a disaggregated basis in terms of differentiated groups of mortgage loans identified by the predominant risk characteristics of such mortgage loans (e.g. seasoning of the mortgage loans or whether the related interest rates are fixed or adjustable). Compliance with SFAS No. 122 may, depending on market conditions in future periods, require the Company to recognize greater levels of impairment (and corresponding write-downs of its Company's excess servicing receivable) than the Company might have recognized in its reporting under the prior standard.

RECENT ADDITION OF WHOLESALE CORRESPONDENT PROGRAM

     Until 1994, the Company originated substantially all of the loans it serviced and sold through its retail loan office network. In 1994, the Company commenced its wholesale correspondent program and in 1995 expanded it to include purchases of loans in bulk resulting in substantial growth in the number of loans purchased. The extent of credit or other problems associated with loans purchased pursuant to this recent expansion into a new channel of loan production will not become apparent until sometime in the future.

     The Company's significant growth and expansion have placed substantial new and increased pressures on the Company's personnel and systems. In order to support the growth of its business, the Company has added a significant number of new operating procedures, facilities and personnel. Although the Company believes the addition of new operating procedures and personnel will be sufficient to enable it to meet its growing operating needs, there can be no assurance that this will be the case. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in credit analysis, property appraisal and transaction structuring with respect to the increased loan origination and purchase volume, could have a material adverse effect on the Company's results of operations and financial condition.

RECENT ACQUISITION OF ONE STOP

     On August 28, 1996, the Company acquired One Stop in a merger transaction. One Stop will be operated as a wholly-owned subsidiary of the Company. The Company acquired One Stop with the expectation that the acquisition will result in beneficial synergies for the combined business. The Company's ability to achieve these beneficial synergies will depend in part on whether the operations of One Stop can be integrated into the Company's in an efficient, effective and timely manner. Integral to this process is the integration of the two companies' management teams and operating procedures. There is no assurance that this integration will be accomplished smoothly or successfully, and the difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with different cultures. The integration of operations of One Stop's business will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of each of the companies' businesses. The inability of management to integrate successfully the operations of One Stop's business in a timely manner may have an adverse effect on the business, results of operations and financial condition of the Company's business on a consolidated basis.

     One Stop commenced operations in October 1995. One Stop had net income of $547,000 for the period ended December 31, 1995 and a $1.8 million loss for the six months ended June 30, 1996. There can be no assurance that One Stop will achieve profitability or successfully implement its business strategy.

     Since commencement of operations in October 1995, One Stop's rate of growth in originating and purchasing loans has been significant. Further, One Stop has generally sold its loans on a whole-loan basis or retained them in its portfolio. The Company intends to include One Stop's loans in the Company's securitizations. It is not known what impact, if any, the inclusion of these loans will have on the structure or pricing of the Company's securitizations. In light of One Stop's growth and the expected changes in its operations, the historical financial performance of One Stop is of limited relevance in predicting future performance. Also, the loans originated and purchased by One Stop and to be included in the Company's securitization in September 1996 have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of One Stop's loans to date may not be indicative of that to be achieved in future periods, and One Stop may not be able to maintain delinquency and loan loss ratios at their present levels as One Stop's loan portfolio becomes more seasoned.

     Further, there can be no assurance that the present and potential brokers doing business with One Stop will continue their current utilization patterns without regard to the acquisition. Prior to its acquisition by the Company, a substantial portion of the loans originated or purchased by One Stop were "A-," "B," or "C" loans. Beginning in September 1996, One Stop intends to increase the percentage of "C-" and "D" loans originated and purchased by it. All loans originated by One Stop will be underwritten in accordance with the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly. This change in underwriting guidelines could also have a negative impact on relations with One Stop's brokers. Any significant reduction in utilization patterns by brokers doing business with One Stop could have an adverse effect on the near-term business and results of operations of One Stop, and on the Company on a consolidated basis.

     The One Stop acquisition is intended to be accounted for on a pooling-of-interests basis. Under the pooling rules, the historical financial results of the Company will be restated to reflect the combination. Following the consummation of the acquisition, the historical results of the Company will be restated to reflect the historical losses of One Stop. Further, under the pooling rules, the costs incurred by the Company and One Stop in consummating the acquisition will be expensed during the first quarter of fiscal 1997.

CONCENTRATION OF WHOLESALE CORRESPONDENT PROGRAM

     The Company has implemented a program for purchasing mortgage loans in bulk as well as on an ongoing or "flow" basis from mortgage bankers and financial institutions. This program accounted for 74% of all mortgage loans originated or purchased by the Company in fiscal 1996. Although the Company acquires mortgage loans from a variety of sources, a significant portion of the volume of mortgage loans acquired by the Company has been concentrated among a relatively small number of correspondents and bulk purchase transactions, with one such correspondent representing approximately 32% of total mortgage loans purchased in fiscal 1996. Any significant reduction in the amount of mortgage loans available for sale from this source or the failure to effect purchases or a delay of a significant number of such purchases beyond the end of a quarter, could have a material adverse impact on total loan purchases by the Company during a quarter with a consequent material adverse impact on the Company's revenue and results of operations.

COMPETITION

     As a marketer of home equity mortgage loans, the Company faces intense competition. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. In addition, the current level of gains realized by the Company and its competitors on the sale of their sub-prime mortgage loans is attracting additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in lower borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, credit-impaired borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

     The Company's wholesale correspondent program depends largely on independent mortgage bankers and other financial institutions for the purchases of new loans. The Company's competitors also seek to establish relationships with the same mortgage bankers and other financial institutions. In addition, the Company expects the volume of loans purchased by the Company to increase and the relative proportion of purchased loans when compared with retail loans will continue to expand. The Company's future results may become more exposed to fluctuations in the volume and cost of the Company's wholesale correspondent program resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, a number of the Company's competitors have recently increased their access to the capital markets, which fosters their growth and therefore competition.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     At June 30, 1996, a significant majority of the loans serviced by the Company were secured by properties located in California. Because the Company's servicing portfolio is currently concentrated in California, the Company's financial position and results of operations have been and are expected to continue to be influenced by general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years which has been accompanied by a sustained decline in the values of California real estate. Residential real estate market declines may adversely affect the values of the properties securing loans such that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company and adversely impact the Company's results of operations.

TIMING OF LOAN SALES

     The Company endeavors to effect the securitization and sale of a loan pool each quarter. However, market and other considerations, including the conformity of loan pools to monoline insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of a loan pool beyond a quarter-end would postpone the recognition of excess servicing gain related to such loans until their sale and would likely result in losses for such quarter being reported by the Company.

DEPENDENCE ON MANAGEMENT; EMPLOYMENT AGREEMENTS

     The Company's success will continue to depend to a significant extent on its executive officers and other key management, particularly its Chief Executive Officer, Gary K. Judis; its Chief Operating Officer, Cary H. Thompson; and its Executive Vice President and President of One Stop, Neil B. Kornswiet. The Company's Chief Executive Officer, Chief Operating Officer and the Chief Executive Officer of One Stop are each parties to employment agreements with the Company which provide for bonus payments based upon the net income or return on equity of the Company or One Stop, as applicable. In the case of the Chief Executive Officer of the Company, he is entitled to receive a base salary of $850,000 per annum and, for each quarter ended December 31, 1996, a bonus equal to 7.5% of the Company's pre-tax income (prior to bonuses and prior to any extraordinary charges). Commencing in January 1997, the Chief Executive Officer of the Company will receive a bonus measured by the Company's return on equity. The Company's Chief Operating Officer is entitled to a base salary of $500,000 per annum and a quarterly bonus measured by the Company's return on equity. The Chief Executive Officer of One Stop is entitled to a base salary of $750,000 per annum and a quarterly bonus equal to 7.5% of One Stop's pre-tax income. Other members of senior management are participants in a management bonus plan which awards bonuses measured by the Company's return on equity.

ECONOMIC CONDITIONS

     General. The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the current combined loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on such loans could be higher than those generally experienced in the mortgage lending industry. In addition, in an economic slowdown or recession, the Company's servicing costs may increase. Any sustained period of increased delinquencies, foreclosure, losses or increased costs could adversely affect the

Company's ability to securitize or sell loans in the secondary market and could increase the cost of securitizing and selling loans in the secondary market.

     The Company's principal market is credit-impaired borrowers who have significant equity in their homes and whose borrowing needs are not being met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's financial condition or results of operations could be adversely affected.

     Interest rates. The Company's earnings may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the earnings of the Company would not be adversely affected during any period of unexpected changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce its servicing spread or commissions on originations. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the excess servicing receivables and mortgage servicing rights. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interests in the related REMIC trusts are priced on the basis of intermediate rates.

     The Company introduced adjustable rate mortgages as a new product in January 1994. Adjustable rate loans account for a substantial portion of the mortgage loans originated or purchased by the Company. Substantially all such adjustable rate mortgages include a "teaser" rate, i.e., an initial interest rate significantly below the fully indexed interest rate at origination. Although these loans are underwritten at the fully indexed rate at origination, credit-impaired borrowers may encounter financial difficulties as a result of increases in the interest rate over the life of the loan.

CONTINGENT RISKS

     Although the Company sells substantially all the mortgage loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build overcollateralization levels through retention of excess servicing distributions in such accounts or application of excess servicing distributions to reduce the principal balances of the senior interests issued by the related REMIC trust, respectively. Such amounts serve as credit enhancement for the related REMIC trust and are therefore available to fund losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following securitization and the sale of loans to the extent of excess servicing distributions required to be retained or applied to reduce principal from time to time. Such amounts are determined by the monoline insurance company issuing the guarantee of the related interests in each REMIC trust and are a condition to obtaining the requisite rating thereon. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

When borrowers are delinquent in making monthly payments on loans included in a REMIC trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month.

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

GOVERNMENT REGULATION

     Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

     The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company.

     In October 1995, certain amendments to the Truth in Lending Act (the "TILA Amendments") went into effect. The TILA Amendments provide in general that lenders may not include prepayment fee clauses in loans regulated by those amendments ("Section 32 Loans") if the borrower has a debt-to-income ratio in excess of 50%. In addition, a lender that refinances a Section 32 Loan previously made by such lender will not be able to enforce any prepayment penalty clause contained in such refinanced loan. A majority of the loans originated or purchased by the Company prior to October 1995 would have been
Section 32 Loans if they had been originated after that date. The Company has modified its loan programs to significantly reduce the number of Section 32 Loans it originates and purchases.

ABSENCE OF EXISTING MARKET FOR DEBENTURES

     The Debentures are a new issue of securities with no established trading market. The Company does not intend to list the Debentures on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. Although the Debentures represented by the Rule 144A Global Security (as defined below) have been designated for trading on the Private Offerings, Resales and Trading through Automatic Linkages ("Portal") System of the National Association of Securities Dealers, Inc., no assurance can be given that an active trading market for the Debentures will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Debentures may experience difficulty in reselling the Debentures or may be unable to sell them at all. If a market for the Debentures develops, any such market may be discontinued at any time. If a public trading market develops for the Debentures, future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Debentures may trade at a discount from their principal amount.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Debentures or the Common Stock offered by the Selling Security Holders hereunder.



                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges represents the ratio of (i) the sum of income before taxes plus interest expense to (ii) interest expense. The ratio of earning to fixed charges for each of the five fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996 was 25:1, 41:1, 29:1, 6.4:1
and 6.7:1, respectively.


                         DESCRIPTION OF THE DEBENTURES

     Set forth below is a summary of certain provisions of the Debentures. The Debentures were issued pursuant to an Indenture (the "Indenture"), dated as of February 26, 1996, by and between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). The following summary of the Debentures, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture, the Debentures and the Registration Rights Agreement, including the definitions therein contained. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request. Capitalized terms used herein without definition have the meaning ascribed to them in the Indenture and the Registration Rights Agreement, as appropriate. References under this heading to the "Company" are to Aames Financial Corporation, and do not include its subsidiaries unless expressly stated. Wherever particular provisions of the Indenture or the Registration Rights Agreement are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The Debentures offered hereby were issued as part of an offering of 5 1/2% Convertible Subordinated Debentures effected by the Company in February 1996. All references to the term, "Debentures," in this section will refer to the entire issue of 5 1/2% Convertible Subordinated Debentures, and not just to the Debentures offered hereby.

GENERAL

     The Debentures are unsecured general obligations of the Company, limited in aggregate principal amount $115,000,000. The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, as described under "Subordination" below. At June 30, 1996, Senior Indebtedness of the Company and indebtedness of its subsidiaries aggregated $34.1 million. Neither the Indenture nor the Debentures limit the amount of Senior Indebtedness or other indebtedness that the Company or its subsidiaries may incur.

     The Debentures will mature on March 15, 2006. The Debentures bear interest at 5-1/2% per annum from February 26, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1996. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest payable on September 15, 1996, amounted to $30.40 per $1,000 principal amount of the Debentures and on each March 15 and September 15 thereafter will amount to $27.50 per $1,000 principal amount of the Debentures.

SUBORDINATION

     The Debentures are obligations exclusively of the Company and not of its subsidiaries. The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its subsidiaries to make cash distributions to the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Neither the Indenture nor the Debentures will restrict the Company's subsidiaries' ability to incur such restrictions in the future.

     The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and rank PARI PASSU with other unsecured subordinated indebtedness of the Company. The rights of holders of Debentures are effectively subordinated by operation of law to all existing and future liabilities (including trade payables and commitments under leases) of the Company's subsidiaries. Neither the Indenture nor the Debentures restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or Additional Amounts (as defined herein) with respect to, the Debentures, or to acquire any of the Debentures (including repurchases of Debentures at the option of the holder thereof) for cash or property (other than Junior Securities as defined herein), or on account of the redemption provisions of the Debentures, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness and all other Obligations in respect thereof are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, interest on or any other Obligation in respect of any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee, by the holders of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures, or to acquire or repurchase any of the Debentures for cash or property, or on account of the redemption provisions of the Debentures, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period the Company shall be required to pay all sums not paid to the holders of the Debentures during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Debentures. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within any period of 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the holders of Debentures at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such holders of Debentures, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the holders of Debentures are entitled to receive any payment on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of Debentures or the Trustee on their behalf would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Debentures affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and Additional Amounts with respect to, the Debentures. The subordination provisions of the Indenture and the Debentures will not prevent the occurrence of any default or Event of Default or limit the rights of any holder of Debentures, subject to the four immediately preceding paragraphs, to pursue any other rights or remedies with respect to the Debentures.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, holders of the Debentures may receive ratably less than other creditors.

DELIVERY AND FORM OF RESTRICTED DEBENTURES

     The Managers arranged for the sale of a portion of the Debentures to certain institutions in the United States in reliance on exemptions from the registration requirements of the Securities Act. Those of such Debentures that were sold to QIBs are represented by a single global Debenture (the "Rule 144A Global Security"), which was deposited on February 26, 1996 with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Rule 144A Global Security Holder"). The Debentures represented by the Rule 144A Global Security are eligible for trading on PORTAL. Debentures that were sold to institutional accredited investors (the "Accredited Investor Debentures") are in fully registered form. The Rule 144A Global Security and the Accredited Investor Debentures were delivered for the accounts of the purchasers thereof on February 26, 1996.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     So long as the Rule 144A Global Security Holder is the registered owner of any Debentures, the Rule 144A Global Security Holder will be considered the sole holder under the Indenture of any Debentures evidenced by the Rule 144A Global Security. Beneficial owners of Debentures evidenced by the Rule 144A Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Debentures.

     Payments in respect of the principal of, premium, if any, interest on, and Additional Amounts with respect to, any Debentures registered in the name of the Rule 144A Global Security Holder on the applicable record date are payable by the Trustee to or at the direction of the Rule 144A Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Rule 144A Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures. The Company believes, however, that it is currently the policy of the Depository immediately to credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Debentures are governed by standing instructions and customary practice and are the responsibility of the Depository's Participants or the Depository's Indirect Participants.

EXCHANGE AND TRANSFER

     At the option of the holder thereof and subject to the terms of the Debentures and of the Indenture, Registered Debentures are exchangeable for an equal aggregate principal amount of Registered Debentures of different authorized denominations, without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. Registered Debentures shall be registered as provided in the Indenture. The registered holder of a Registered Debenture will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Registered Debenture.

     The transfer of Registered Debentures may be registered, and Registered Debentures may be presented in exchange for other Registered Debentures of different authorized denominations, at the office of the Trustee in The City of New York, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges. Registered Debentures may also be presented for purposes of transfer or such exchange at the offices of the paying agents in London (which will initially be The Chase Manhattan Bank, N.A. or Luxembourg (which will initially be Chase Manhattan Bank Luxembourg, S.A.), or such other paying agents as may be specified in notices to the holders of Debentures in accordance with "--Notices" below.

     In the event of a redemption in part, the Company is not required to
(i) register the transfer of Registered Debentures for a period of 15 days immediately preceding the date on which notice is given identifying the serial numbers of the Debentures called for such redemption, or (ii) to register the transfer or exchange of any such Registered Debenture, or portion thereof, called for redemption.

     Subject to certain conditions, any person having a beneficial interest in the Rule 144A Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificated Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Debentures will be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the Rule 144A Global Security Holder of the Rule 144A Global Security, Debentures in certificated form will be issued to each person that the Rule 144A Global Security Holder and the Depository identify as being the beneficial owner of the related Debentures.

     Neither the Company nor the Trustee is liable for any delay by the Rule 144A Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and are protected in relying on, instructions from the Rule 144A Global Security Holder or the Depository for all purposes.

CONVERSION RIGHTS

     The Debentures are convertible into Common Stock, initially at the conversion price of $28.00 per share (equivalent to approximately 35.71 shares of Common Stock for each $1,000 principal amount of Debentures), at any time on and after the Exchange Date, and prior to redemption or maturity. The right to convert a Debenture called for redemption or delivered for repurchase will terminate at the close of business on the fifth day (or if such day is not a Business Day, the next succeeding Business Day) next preceding the redemption date for such Debenture. Holders of the Debentures will have the right to convert Debentures called for redemption until terminated in accordance with the preceding sentence.

     The right of conversion attaching to any Debenture may be exercised by the holder thereof by delivering the Debenture at the specified office of a conversion agent (including such office in Luxembourg, as described under "--Payments, Paying Agents and Conversion Agents" below), accompanied by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been so delivered. As promptly as practicable on or after the conversion date, the Company will cause to be delivered at such office of the conversion agent certificates representing the number of shares of Common Stock deliverable upon conversion, together with payment in lieu of any fractional shares. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issuance or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issuance or delivery of the Common Stock in a name other than that of the holder of the Debenture. Certificates representing shares of Common Stock issuable upon conversion of the Debentures will be issued and delivered by the Company's transfer agent upon notice from the conversion agent under the Indenture only after all taxes and duties, if any, payable by such holder have been paid. Such certificates will be delivered to the address specified by such holder in its completed notice of conversion.

     In the case of any Registered Debenture that has been converted after any Interest Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such Registered Debenture who is a holder on such Interest Record Date. Any Registered Debenture so converted must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registered Debentures being surrendered for conversion, except that Registered Debentures called for redemption on March 15, 1999 shall not be accompanied by such payment.

     The conversion price is subject to adjustment in certain events, including
(a) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at less than the then-current market price (as determined in accordance with the Debentures) unless holders of Debentures are entitled to receive the same upon conversion,
(c) subdivisions, combinations and reclassifications of Common Stock and
(d) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, options, warrants, dividends and distributions referred to above, dividends and distributions paid in cash out of the retained earnings of the Company and regular quarterly dividends consistent with past practice). In addition to the foregoing adjustments, the Company is permitted to make such downward adjustments in the conversion price as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. Adjustments in the conversion price of less than $0.25 will not be required, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. Fractional shares of Common Stock are not to be issued or delivered upon conversion, but, in lieu thereof, a cash adjustment will be paid based upon the then-current market price of Common Stock.

     Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Debentures or for any dividends or distributions on any shares of Common Stock delivered upon such conversion. Notice of any adjustment of the conversion price will be given in the manner set forth herein under "--Notices" below.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of Debentures or of Common Stock.

     If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (E.G., distribution of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Debentures, the conversion price of the Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Debentures. Such a deemed dividend might be subject to a 30% or then applicable federal withholding tax unless the holder is entitled to a reduction of the tax under a tax treaty.

     In the event that the Company should merge with another company, become a party to a consolidation or sell or transfer all or substantially all of its assets to another company, each Debenture then outstanding would, without the consent of any holder of Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such merger, consolidation or transfer.

REDEMPTION

     Unless previously redeemed, converted or purchased and canceled by the Company, the Debentures will mature on March 15, 2006 and shall be redeemed at their principal amount.

OPTIONAL REDEMPTION

     The Debentures may be redeemed, at the option of the Company, in whole or in part, at any time on and after March 15, 1999, upon notice as described below, at a redemption price equal to 103% of their principal amount if redeemed during the 12-month period commencing March 15, 1999, 102% of their principal amount if redeemed during the 12-month period commencing March 15, 2000, 101% of their principal amount if redeemed during the 12-month period commencing March 15, 2001 and 100% of their principal amount if redeemed during the 12-month period commencing March 15, 2002 and thereafter, in each case together with accrued and unpaid interest to the date fixed for redemption. In the event of a partial redemption, the Debentures to be redeemed will be selected by the Trustee not more than 75 days before the date fixed for redemption, by such method as the Trustee shall deem fair and appropriate.

     Debentures may be redeemed, in whole but not in part, upon notice as described below, at the option of the Company at any time, if the Company shall determine that as a result of any change in or amendment to the laws or any regulations or rulings of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to, or change in, an official application or interpretation of such laws, regulations or rulings, which amendment or change is announced or becomes effective on or after February 16, 1996, the Company has or will become obligated to pay Additional Amounts on the Debentures or coupons, as described below under "Payment of Additional Amounts," and such obligation cannot be avoided by the Company taking reasonable measures available to it; PROVIDED, HOWEVER, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debentures then due; and PROVIDED FURTHER, that at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. In case of any such redemption, the redemption price will be 100% of the principal amount of the Debentures, together in each case with accrued and unpaid interest to the date fixed for redemption. The Company is required to deliver to the Trustee a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to redeem the Debentures have occurred and an opinion of counsel stating that the legal conditions precedent to the right of the Company to effect such redemption have occurred.

NOTICES OF REDEMPTION

     Notice of intention to redeem Debentures will be given as described under "--Notices" below. In the case of redemption of all Debentures, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than 60 nor less than 45 days prior to the date fixed for redemption and the second such notice to be given not more than 45 nor less than 30 days prior to the date fixed for redemption.

     Notices of redemption will specify the date fixed for redemption, the applicable redemption price, the date on which the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of Debentures to be redeemed and the aggregate principal amount of Debentures which will be outstanding after such partial redemption. In addition, in the case of a partial redemption, the first notice will specify the last date on which exchanges or transfers of Debentures may be made pursuant to the provisions of "--Exchange and Transfer" above and the second notice will specify the serial numbers of the Debentures and the portions thereof called for redemption.

     In addition, the Company may at any time and from time to time repurchase the Debentures in the open market or in private transactions at prices it considers attractive. Debentures repurchased by the Company will be canceled.

CHANGE OF CONTROL

     Each holder of a Debenture has the right, at such holder's option, to cause the Company to purchase such Debenture, in whole but not in part, for a cash amount equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date, if a Change of Control (as defined herein) occurs or has occurred. Notice with respect to the occurrence of a Change of Control will be given as described under "--Notices" below and not later than 30 days after the Exchange Date or the date of the occurrence of such Change of Control. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of the occurrence of a Change of Control is given (except as otherwise required by law). To be purchased, a Debenture must be received with a duly executed written notice, substantially in the form provided on the reverse side of such Debenture, at the office of a paying agent not later than the fifth day (or if such day is not a Business Day, the next succeeding Business Day) prior to the date fixed for such purchase. All Debentures purchased by the Company will be canceled. Holders of Debentures who have tendered a notice of purchase will be entitled to revoke their election by delivering a written notice of such revocation to a paying agent on or prior to the date fixed for such purchase. In addition, holders of Debentures will retain the right to require such Debentures to be converted into Common Stock (or other securities, property or cash, payable in lieu thereof by reference to the adjustment price as provided under the adjustment provision, see "--Conversion Rights") prior to the purchase date, so long as notice to that effect, including such holder's nontransferable receipt for the Debentures from a paying agent, is delivered to a paying agent on or prior to the close of business on the fifth day (or if such day is not a Business Day, the next succeeding Business Day) next preceding the applicable Redemption Date.

     A "Change of Control" will be deemed to have occurred (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors of the Company, or (iii) when, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, whether or not applicable, except that a "person" shall not be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     The Change of Control provisions described above may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a leveraged buyout led by Company management, a recapitalization of the Company or change in a majority of the members of the Board of Directors which is approved by the then-current Board of Directors and may not afford the holders of Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect such holders, if such transaction does not constitute a Change of Control, as set forth above.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of holders thereof upon a Change of Control. The Change of Control purchase feature is not, however, as of the date of this Offering Circular, the result of management's knowledge of any specific efforts to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, or part of a plan to implement a series of anti-takeover measures.

     The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness of the Company or its subsidiaries) outstanding at such time. There are no restrictions in the Debentures or the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness or the Company or its subsidiaries), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness by the Company or any of its subsidiaries could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If such a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change of Control purchase price for all Debentures tendered by the holders thereof. A default by the Company on its obligation to pay the Change of Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

     Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a holder of Debentures of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Debentures. See "--Subordination." Failure of the Company to repurchase the Debentures when required would result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.

PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS

     The principal of, premium, if any, and interest on Registered Debentures is payable in United States dollars. Payments of such principal and premium, if any, will be made against surrender of Registered Debentures at the corporate trust office of the Trustee in The City of New York or, subject to any applicable laws and regulations, at the offices of the paying agents in London or Luxembourg (or such other paying agencies as may be specified in notices to the holders of Debentures in accordance with "--Notices" below) by United States dollar check drawn on, or wire transfer to a United States dollar account maintained by the holder with, a bank located in The City of New York. Payments of any installment of interest on Registered Debentures will be made by a United States dollar check drawn on a bank in The City of New York mailed to the holder at such holder's registered address or (if arrangements satisfactory to the Company and the Trustee are made) by wire transfer to a dollar account maintained by the holder with a bank in The City of New York. Payment of such interest on any Interest Payment Date will be made to the person in whose name such Registered Debenture is registered at the close of business on the Interest Record Date prior to the relevant Interest Payment Date. Accrued interest payable on any Registered Debenture that is redeemed will be payable against surrender of such Registered Debenture in the manner described above with respect to payments of principal on Registered Debentures, except Registered Debentures that are redeemed on a date after the close of business on the Interest Record Date immediately preceding such Interest Payment Date and on or before the Interest Payment Date, on which interest will be paid to the holder of record on the Interest Record Date.

     The Debentures may be surrendered for conversion or exchange at the corporate trust office of the Trustee in The City of New York or, at the option of the holder and subject to applicable laws and regulations, at the office of any of the conversion agents.

     The Company has initially appointed the Trustee as paying agent and conversion agent and has initially appointed Chase Manhattan Bank Luxembourg S.A. as additional paying agent in Luxembourg. These appointments may be terminated at any time and additional or other paying and conversion agents may be appointed, provided that until the Debentures have been delivered for cancellation, or monies sufficient to pay the principal of and premium, if any, and interest on the Debentures have been made available for payment and either paid or returned to the Company as provided in the Indenture, a paying, conversion and transfer agent will be maintained (a) in The City of New York for the payment of the principal of and premium, if any, and interest on Registered Debentures only and for the surrender of Debentures for conversion and (b) in a European city that, so long as the Debentures are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, will be Luxembourg, for the payment of the principal of and premium, if any, and interest on Debentures and for the surrender of Debentures for conversion, payment, redemption, transfer or exchange. Notice of any such termination or appointment and of any change in the office through which any paying, conversion, or transfer agent will act will be given in accordance with "
- - --Notices" below.

     All monies paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest on any Debenture that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debenture or any related coupon will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the holder of any Debenture or any related coupon who is a United States Alien (as defined above) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Debenture, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of a Debenture, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Debenture or in such coupon to be then due and payable; PROVIDED, HOWEVER, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or stockholder of, or a person holding a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, (ii) such holder's present or former status as a personal holding company, foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity, or controlled foreign corporation for United States federal income tax purposes or a corporation which accumulates earnings to avoid United States federal income tax, or
(iii) such holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

     (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Debenture or any related coupon for payment on a date more than 10 days after the date on which such payment became due and payable or on the date on which payment thereof is duly provided, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer or personal or intangible property tax or any similar tax, assessment or other governmental charge;

     (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Debenture or any related coupon if such compliance is required by statute, regulation or ruling of the United States or any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

     (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Debenture;

     (f) any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

     (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or premium, if any, or interest on any Debenture or interest on any coupon appertaining thereto if such payment can be made without such withholding by any other paying agent;

nor will Additional Amounts be paid with respect to payment of the principal of, premium, if any, or interest on any such Debenture (or cash in lieu of issuance of shares of Common Stock upon conversion) to a person other than the sole beneficial owner of such payment, or that is a partnership or a fiduciary to the extent such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the Additional Amounts had such beneficial owner, member, beneficiary or settlor been the holder of such Debenture or any related coupon.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to the Debentures as any of the following events: (i) the failure by the Company to pay any installment of interest on, or Additional Amounts with respect to, the Debentures as and when the same becomes due and payable and the continuance of any such failure for a period of 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Debentures as and when the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure of the Company to perform any conversion of Debentures required under the Indenture and the continuance of any such failure for a period of 60 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Debentures or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after appropriate written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures outstanding,
(v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its subsidiaries, (vi) a default in the payment of principal, premium or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its subsidiaries with an aggregate principal amount in excess of $10 million, and (vii) final judgments not covered by insurance aggregating in excess of $2 million, at any one time rendered against the Company or any of its significant subsidiaries and not satisfied, stayed, bonded or discharged within 60 days.

     The Debentures provide that if an Event of Default occurs and is continuing, then the Company will provide notice thereof to the Trustee within five Business Days after the Company becomes aware of such Event of Default, and the Trustee shall then notify the holders of Debentures thereof within 90 days after its receipt of notice from the Company. If an Event of Default occurs and is continuing, the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding may, by notice in writing to the Company (and to the Trustee, if given by the holders) (an "Acceleration Notice"), declare all principal and accrued interest thereon and Additional Amounts thereof, if any, to be due and payable immediately.

     Prior to the declaration of acceleration of the maturity of the Debentures, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of or interest on any Debenture not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debenture affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or
(b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by written agreement all of the obligations of the Company in connection with the Debentures and the Indenture; and (ii) no default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Debentures, except as to any obligations that arise from or as a result of such transaction.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders or waive compliance by the Company with any provision of the Indenture or the Debentures; PROVIDED, that no such amendment, supplement, modification or waiver may, without the consent of each holder affected thereby: (i) change the Stated Maturity of any Debenture or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Debenture on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or reduce the redemption price, or alter the redemption or Change of Control provisions in a manner adverse to the holders, (ii) reduce the percentage in principal amount of the outstanding Debentures, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, (iii) adversely affect the right of such holder to convert Debentures or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debenture affected thereby.

     Any instrument given by or on behalf of any holder of a Debenture in connection with any consent to any such amendment, supplement, modification or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Debenture and related coupons. Any amendment, supplement, modification or waiver to the Indenture or to the terms and conditions of the Debentures will be conclusive and binding on all holders of Debentures and related coupons, whether or not they have given such consent or were present at any meeting, and on holders of Debentures and related coupons, whether or not notation of such amendment, supplement, modification or waiver is made upon the Debentures or related coupons.

RULE 144A INFORMATION REQUIREMENT

     The Company has agreed to furnish to the holders or beneficial owners of the Debentures or the underlying Common Stock and prospective purchasers of the Debentures or the underlying Common Stock designated by the holders of the Debentures or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

REPORTS

     The Company shall deliver to the Trustee and to each holder of Debentures, within 15 days after it is required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements required to be included in reports filed with the Commission including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such is required in such reports to the Commission, in each case, together with managements discussion and analysis of financial condition and results of operations.

NOTICES

     Notices to holders of the Debentures will be given by publication in a leading daily newspaper in the English language of general circulation in The City of New York and in London and, so long as the Debentures are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, in Europe. Such publication is expected to be made in THE WALL STREET JOURNAL (Eastern Edition), the FINANCIAL TIMES and the LUXEMBOURG WORT. In addition, notices to holders of Registered Debentures will be given by mail to the addresses of such holders as they appear in the register maintained by the Trustee on the fifteenth day prior to such mailing. Such notices will be deemed to have been given on the date of such publication or mailing or, if published in such newspapers on different dates, on the date of the first such publication.

REPLACEMENT OF DEBENTURES AND RELATED COUPONS

     Debentures (including related coupons, if any) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder thereof upon delivery to the Trustee of the Debentures and related coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Debenture or related coupon, an indemnity satisfactory to the Company and the Trustee may be required at the expense of the holder of such Debenture or related coupon before a replacement Debenture or related coupon, as the case may be, will be issued.

GOVERNING LAW

     The Debentures, any related coupons and the Indenture are governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules.

MARKETABILITY; REGISTRATION RIGHTS

     Prior to the offering hereby, there has been no public market for the Debentures, and it is likely that only a limited market developed prior to the date of the Registration Statement. The Debentures were initially sold pursuant to exemptions from registration under the Securities Act.

CERTAIN DEFINITIONS

     "BUSINESS DAY" means, with respect to any act to be performed pursuant to the Indenture or the terms of the Debentures, each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the place where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

     "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person,
(i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof),
(ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date, (iv) evidenced by bankers acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under interest swap and hedging obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

     "JUNIOR SECURITIES" of any person means any Capital Stock and any Indebtedness of such person that is (i) subordinated in right of payment to the Debentures and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Debentures and (ii) subordinated in right of payment to all Senior Indebtedness at least to the same extent as the Debentures.

     "OBLIGATIONS" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Senior Indebtedness.

     "SENIOR INDEBTEDNESS" of the Company means any principal, premium, if any, and interest or other monetary obligation on any Indebtedness of the Company other than the Debentures and Indebtedness ranking PARI PASSU with or subordinate to the Debentures pursuant to the terms of the instrument creating or evidencing such indebtedness, but including guarantees given by the Company, whether outstanding on the date of the Indenture or thereafter. In no event shall Senior Indebtedness include (a) indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary thereof or (b) any liability for taxes owed or owing by the Company.

     "STATED MATURITY" when used with respect to any Debenture, means March 15, 2006.


GOVERNING LAW

         The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

         The Indenture contains certain limitations on the right of the Trustee, if and when the Trustee becomes a creditor of the Company (or any other obligor upon the Debt Securities), regarding the collection of such claims against the Company (or any such other obligor). Except as provided in the following sentence, the Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is a default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

         The total number of shares that the Company is authorized to issue is 51,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled, subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

         The holders of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued on conversion of the Debentures offered hereby will be, validly issued, fully paid and nonassessable.

         The Company distributes periodic reports and other information, including notices of annual meetings and special meetings of the stockholders of the Company, to recordholders of Common Stock to the addresses indicated on the Company's stock records.

PREFERRED STOCK

         The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a way of discouraging, delaying or preventing an acquisition or change in control of the Company.
The Company does not currently intend to issue any shares of its Preferred
Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of the Board and the inability of stockholders to remove directors without cause.

         The Company's employment arrangements with its Chief Executive Officer, Chief Operating Officer, Executive Vice President and President of One Stop, and certain other senior executives provide for the payment of multiple years of compensation and acceleration of stock options in the event of certain changes in control.

         Each share of the Company's outstanding Common Stock also evidences one stock purchase right (a "Right") pursuant to the terms and conditions of a Stockholders' Rights Plan adopted by the Company in June 1996 (the "Rights Plan"). In general, the Rights will not be exercisable, or transferable, apart from the Common Stock, until the tenth day after a person or group (other than an "Exempt Person" as defined in the Rights Plan) either: (i) acquires beneficial ownership of 15% or more of the outstanding Common Stock; or (ii) commences a tender offer or an exchange offer, to acquire beneficial ownership of 15% or more of the outstanding Common Stock; or (iii) who previously acquired 15% or more of the Common Stock in a transaction approved by the Board of Directors increases its ownership of Common Stock by more than 1%; or (iv) files a registration statement with the SEC with respect to an exchange offer to acquire 15% or more of the Common Stock; or (v) who beneficially owns 10% or more of the outstanding Common Stock is declared an "Adverse Person" by the Board of Directors

         Following an event described above, each Right will be converted into a right to purchase from the Company, for the Exercise price, that number of one one-hundredth (1/100th) of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property, or other securities of the Company) having a market value of twice the Exercise Price. Further, if after the Rights become exercisable, the Company or a majority of its assets or earning power is acquired by merger, consolidation, transfer, sale or otherwise, each Right will be converted into the right to purchase that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, having a market value of twice the Exercise Price. In general, no Adverse Person, nor the person or group whose purchase transaction or tender or exchange offer triggers the exercisability of the Rights, nor any of that person's or group's transferees, may exercise Rights held by them.

         Each Right, at the option of the holder of the Right, also may be exercised without the payment of cash. In such case, the Right's holder will receive securities having a value equal to the difference between the value of the securities that would have been issuable upon payment of the exercise price and the exercise price.

         At any time prior to the tenth day following an event described in (i) through (v), above, the Board of Directors may redeem all outstanding Rights at a price of $0.001 per Right, and may amend the Rights Agreement and the Rights in any and all respects. The Rights will expire at the earliest date of their redemption or June 20, 2006.

SECTION 203 OF THE DELAWARE LAW

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law the ("DGCL"). Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or an affiliate of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or became an interested stockholder with the approval of a majority of the corporation's directors. The provisions of Section 203 of the DGCL requiring a supermajority vote of disinterested shares to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto power over such transactions.

TRANSFER AGENT


     The Company's transfer agent and registrar for its Common Stock is Wells Fargo Bank, N.A.



                            SELLING SECURITY HOLDERS

     The Debentures were issued by the Company on February 26, 1996, in a private placement pursuant to Rule 144A and Regulation D under the Securities Act. The names of the Selling Security Holders, the principal amount of the Securities owned, and that may be sold, by each such Selling Security Holder shall be identified and set forth in Prospectus Supplements from time to time.

     Because the Selling Security Holders may offer all or only some of the Debentures that they now hold and/or shares of Common Stock issued upon conversion thereof in the offering contemplated by this Prospectus and because there are presently no agreements, arrangements or understandings concerning the sale of any of the Debentures or shares of Common Stock issuable upon conversion thereof, no estimate can be given about the principal amount of Debentures or shares of Common Stock that will be held by the Selling Security Holders after completion of this offering. See "Plan of Distribution" herein.

                             PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Selling Security Holders may sell all or a portion of the Debentures and shares of Common Stock issuable upon conversion thereof from time to time directly to purchasers or through agents, dealers (who may act as principals for their own account) or underwriters on terms to be determined at the times of such sales. Any agent, dealer or underwriter through whom Debentures or shares of Common Stock are sold may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and/or the purchasers of the Debentures or shares of Common Stock for whom they act as agent. To the extent required, the principal amount of the Debentures or the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Security Holder and each agent, dealer and underwriter, if any, and any applicable discounts or commissions concerning a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Security Holders from the Debentures and shares of Common Stock offered by the Selling Security Holders hereby will be the offering price of such Debentures and shares of Common Stock less applicable commissions or discounts.

     There is no assurance that the Selling Security Holders will sell any of the Debentures or shares of Common Stock offered hereby.

     In order to comply with the securities laws of certain States or other jurisdictions, if applicable, the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain States or other jurisdictions the Debentures and shares of Common Stock may not be sold unless they have been registered or qualified for sale under the securities laws of such jurisdictions or an exemption from the registration and qualification requirements of such laws is available and the conditions of such exemption are satisfied.

     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Debentures or shares of Common Stock offered hereby may not simultaneously engage in market making activities for either the Debentures or the Common Stock for a period of nine business days (in the case of the Debentures) or two business days (in the case of the Common Stock) prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the Debentures or shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Debentures or shares of Common Stock by the Selling Security Holders. The applicable provisions of the Exchange Act and the rules and regulations thereunder may effect the marketability of the Debentures and shares of Common Stock and the ability of any person to engage in market making activities for the Debentures or shares of Common Stock.

     To the Company's knowledge, no person presently intends to make a market in the Debentures.

     Pursuant to the Indenture, the Company will pay all expenses incident to the preparation and filing of the Registration Statement.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Barbara S. Polsky, Esq., Senior Vice President and General Counsel of the Company.

                                     EXPERTS

         The audited consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, and the audited supplementary consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated September 16, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited financial statements of One Stop Mortgage, Inc. incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 12, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

Available Information.......................................................
Incorporation of Certain Documents by Reference.............................
The Company.................................................................
Risk Factors................................................................
Use of Proceeds.............................................................
Ratio of Earnings to Fixed Charges..........................................
Description of Debt Securities..............................................
Description of Capital Stock................................................
Selling Stockholders........................................................
Plan of Distribution........................................................
Legal Matters...............................................................
Experts.....................................................................

                                  ------------

                                  $48,250,000

                           AAMES FINANCIAL CORPORATION

                   5-1/2 CONVERTIBLE SUBORDINATED DEBENTURES

                               DUE MARCH 15, 2006

                  (INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15)

                              AND 1,723,215 SHARES

                                OF COMMON STOCK


                                  ------------
                                   PROSPECTUS
                                  ------------

PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:


                                                                      Amount
                                                                     -------
Registration Fee Under Securities Act of 1933. . . . . . . . . . . . $16,638

NASD Filing Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . $   *

Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .$   *

Printing and Engraving Certificates. . . . . . . . . . . . . . . . . $   *

Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . $10,000

Accounting Fees and Expense. . . . . . . . . . . . . . . . . . . . . $ 5,000

Registrar and Transfer Agent Fees. . . . . . . . . . . . . . . . . . $   *

Miscellaneous Expenses. . . . . . . . . . . . . . . . . . . . . . .  $   362

     TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $32,000
                                                                     =======

_________________

* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has adopted provisions in its Certificate of Incorporation which limit the liability of directors. As permitted by applicable provisions of the Delaware General Corporation law (the "Delaware Law"), directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its stockholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its stockholders, or that show a reckless disregard for his duty to the Company or its stockholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its stockholders, or (iii) based on transactions between the Company and its directors or other corporations with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the Delaware Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company must indemnify its directors and officers to the full extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary under the Delaware Law, and the Company has entered into indemnification agreements (the "Indemnification Agreements") with its directors providing such indemnity. The Indemnification Agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on September 12, 1996.

                                     AAMES FINANCIAL CORPORATION
                                     (Registrant)


                                     By:  /s/ Gary K. Judis
                                        ------------------------
                                     Gary K. Judis
                                     Chairman of the Board and
                                     Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Pre Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     SIGNATURE                TITLE                                 DATE
     ---------                -----                                 ----

 /s/ Gary K. Judis            Chief Executive Officer,        September 12, 1996
- ----------------------------    President, Director           ------------------
Gary K. Judis

 /s/ Cary H. Thompson         Chief Operating Officer,        September 12, 1996
- ----------------------------    Director                      ------------------
Cary H. Thompson


 /s/ Gregory J. Witherspoon   Executive Vice President
- ----------------------------    - Finance, Chief Financial    September 12, 1996
Gregory J. Witherspoon        Officer, Director               ------------------

 /s/ Bobbie J. Burroughs      Executive Vice President        September 12, 1996
- ----------------------------    - Administration, Secretary,  ------------------
Bobbie J. Burroughs           Director


/s/ Neil B. Kornsweet         Executive Vice President,       September 12, 1996
- ----------------------------    Director                      ------------------
Neil B. Kornsweet

 /s/ Mark E. Elbaum           Senior Vice President -    September 12, 1996
- - --------------------------- Finance, Principal         -------------------
Mark E. Elbaum                Accounting Officer

 /s/ Joseph R. Cerrell        Director                   September 12, 1996
- - ---------------------------                            ------------------
Joseph R. Cerrell

                              Director
- - ---------------------------                            ------------------
Dennis F. Holt


                                 EXHIBIT INDEX


NO.               ITEM                                     PAGE
- - ---               ----                                     ----
 4.1              Indenture. <F1>

 5.1 Opinion of Barbara S. Polsky, Esq., Senior Vice President, General Counsel, regarding validity of securities.

12.1              Statement re Computation of Ratio Earnings to Fixed Charges.

23.1              Consent of Price Waterhouse LLP.

23.2              Consent of KPMG Peat Marwick LLP.

23.3 Consent of Barbara S. Polsky, Esq., Senior Vice President, General Counsel (included in Exhibit 5.1).

25.1              Statement of Eligibility of Trustee.











<F1>    Incorporated by reference from the Corporation's Report on Form 10-Q for the Three and Nine Months Ended March 31, 1996.